Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Other Service Providers" and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference and use of our report dated February 29, 2016, on the financial statements and financial highlights of American Beacon U.S. Government Money Market Select Fund, as of and for the year ended December 31, 2015, in the Registration Statement (Form N-1A) of the American Beacon Select Funds, which is filed with the Securities and Exchange Commission in the Post-Effective Amendment No. 26 to the Registration Statement under the Securities Act of 1933 (File No. 33-11387).

/s/ Ernst & Young, LLP

Dallas, Texas

April 25, 2016